Exhibit 99.1

Fintech Ecosystem Development Corp. Announces Pricing of $100,000,000 Initial Public Offering

Collegeville, PA — Fintech Ecosystem Development Corp. (the “Company”) today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “FEXDU” beginning on October 19, 2021. Each unit consists of one share of the Company’s Class A common stock, one right and one-half of one redeemable warrant, with (i) each right entitling the holder thereof to receive one-tenth (1/10) of one share of Class A common stock at the closing of the Company’s initial business combination and (ii) each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of common stock, rights and warrants are expected to be listed on Nasdaq under the symbols “FEXD”, “FEXDR” and “FEXDW”, respectively. The offering is expected to close on October 21st, subject to customary closing conditions.

Fintech Ecosystem Development Corp. is a newly incorporated blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although there is no restriction or limitation on what industry or geographic region its target operates in, the Company intends to pursue prospective targets in South Asia with particular emphasis on the financial technology industry. The proceeds of the offering will be used to fund such business combination.

EF Hutton, division of Benchmark Investments, LLC, is acting as the sole book-running manager of the offering. The Company has granted the underwriter a 45-day option to purchase up to 1,500,000 of the units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 18, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained by contacting EF Hutton, Attention: Syndicate Department, 590 Madison Avenue, 39th Floor, New York, NY 10022, or by telephone at (212) 404-7002, or by email at syndicate@efhuttongroup.com. Copies of the registration statement can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.